Exhibit 4.1

GUARANTEE

Warner Music Group Corp. (the “Guarantor”) hereby unconditionally guarantees WMG Acquisition Corp.’s 6.000% Senior Secured Notes due 2021 (the “Dollar Notes”) and 6.250% Senior Secured Notes due 2021 (the “Euro Notes” and, together with the Dollar Notes, the “Notes”) issued pursuant to the Indenture, dated as of November 1, 2012 (the “Base Indenture”), by and among WMG Acquisition Corp., a Delaware corporation, as issuer (the “Issuer”), the guarantors party thereto, Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and Credit Suisse AG, as Notes Authorized Agent and Collateral Agent, as amended by, in the case of the Euro Notes, the First Supplemental Indenture, dated as of November 1, 2012, by and among the Issuer, the guarantors party thereto and the Trustee, and, in the case of the Dollar Notes, the Second Supplemental Indenture, dated as of November 1, 2012, by and among the Issuer, the guarantors party thereto and the Trustee, to the extent set forth in and in accordance with the Base Indenture as amended with respect to the relevant Notes (the “Indenture”).

The obligations of the Guarantor pursuant to this Guarantee and the Indenture, are expressly set forth in Article Ten of the Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee.

Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

[Signatures on Following Pages]

IN WITNESS WHEREOF, Warner Music Group Corp. has caused this Guarantee to be signed by a duly authorized officer.

DATED: November 16, 2012

WARNER MUSIC GROUP CORP.

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Executive Vice President, General
Counsel & Secretary

[Signature Page to the Warner Music Group Guarantee of the 2021 Dollar and Euro Notes]